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                                                                Exhibit No. 99.1

                         TRUSTEE STATEMENT OF COMPLIANCE

I, Yvette Y. Rivera, acting on behalf of The Bank of New York (the "Trustee"), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated March 25, 1999, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Trust for J.C. Penney Debentures during the period from January 1, 2004 to December 31, 2004.

Date: March 4, 2005



                                       THE BANK OF NEW YORK, as Trustee of

                                       CABCO Trust for J.C. Penney Debentures


                                       By: /s/ Yvette Y. Rivera
                                           --------------------
                                           Name: Yvette Y. Rivera
                                           Title:   Assistant Vice President